                       ENVIRONMENTAL TECTONICS CORPORATION
                  ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS


Southampton, PA: October 13, 2004 - ENVIRONMENTAL TECTONICS CORPORATION ("THE COMPANY") (AMEX: ETC) today announced financial results for the second quarter of fiscal 2005.

         For the second quarter of fiscal 2005, which ended on August 27, 2004, the Company had a net loss of $1,984,000, or ($.26) per share (diluted), versus a net loss of $622,000 or ($.09) per share (diluted) for the second quarter of fiscal 2004. Sales for the second quarter of fiscal 2005 were $6,523,000, as compared to $4,752,000 for the second quarter of fiscal 2004, an increase of $1,771,000 or 37.3%, reflecting sales increases in all product lines except sterilizers. The most significant increases occurred in the entertainment and environmental areas. Entertainment experienced significant quarter-over-quarter growth as new products were introduced to the market while the environmental group benefited from increased domestic sales for automotive testing and heating, ventilation and air conditioning (HVAC) applications.

         Geographically, domestic sales for the second quarter of fiscal 2005 were $3,304,000, up $1,547,000 or 88.1% from the second quarter of fiscal 2004, as all product lines except sterilizers and Aircrew Training Systems (ATS) showed significant growth. Domestic sales represented 50.7% of the Company's total sales for the second quarter of fiscal 2005, up from 37.0% for the second quarter of fiscal 2004. U.S. Government sales for the second quarter of fiscal 2005 were $619,000 as compared to $330,000 in the second quarter of fiscal 2004. International sales for the second quarter of fiscal 2005, including those made by the Company's foreign subsidiaries, were $2,600,000, a decrease of $65,000 or 2.4% from international sales for the second quarter of fiscal 2004, and represented 39.8% of total sales for the second quarter of fiscal 2005 as compared to 56.1% for the second quarter of fiscal 2004.

         Gross profit for the second quarter of fiscal 2005 was $1,021,000, as compared to $1,786,000 for the second quarter of fiscal 2004, a decrease of $765,000 or 42.8%. This decrease resulted from a 21.9 percentage point decrease in the gross profit rate as a percent of sales partially offset by an increase in sales volume. The quarter-to-quarter reduction resulted primarily from a significantly reduced gross margin rate in the Pilot Training Systems group of ATS, which comprised 41.0% of total sales for the second quarter of fiscal 2005. This reduction reflected a budget cost increase for additional testing and an extended installation period for a Southeast Asia centrifuge project and a sale of a gyro to the Czech Republic at a cost in excess of sales value. The gyro cost included additional new product development effort which was not covered by customer payments.

         Selling and Administrative Expenses for the second quarter of fiscal 2005 were up $890,000 from the second quarter of fiscal 2004 primarily reflecting significantly higher costs associated with litigation and the Company's ongoing contract claims activities.



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
                                                                  SELECTED FINANCIAL DATA
                                                                        (UNAUDITED)
                                                               (THOUSANDS, EXCEPT SHARE AND
                                                                  PER SHARE INFORMATION)
                                              THIRTEEN WEEKS ENDED                              TWENTY-SIX WEEKS ENDED
                                     AUG. 27, 2004             AUG. 29, 2003            AUG. 27, 2004           AUG. 29, 2003
                                   -----------------         -----------------        -----------------       -----------------
Sales                                   $6,523                    $ 4,752                  $12,698                  $10,882
Gross profit                            $1,021                    $ 1,786                  $2,015                   $ 4,073
Operating (loss)/income                 $(2,392)                  $ (395)                  $(4,037)                   $ 125
Pre-tax loss                            $(2,819)                  $ (862)                  $(4,893)                 $ (729)
Minority interest                       $ -                       $ 2                      $(2)                         $ 6
Net  loss                               $(1,984)                  $ (622)                  $(3,445)                 $ (552)

LOSS PER SHARE
Net loss applicable
to common shareholders                  $(1,984)                  $ (622)                 $ (3,445)               $   (552)
Basic                                    $(0.26)                  $(0.09)                  $ (0.45)               $  (0.08)
Average shares                         7,641,000                7,157,000                 7,590,000               7,157,000
Diluted                                  $(0.26)                  $(0.09)                  $ (0.45)               $  (0.08)
Average shares                         7,641,000                7,157,000                 7,590,000               7,157,000

         William F. Mitchell, ETC's President and Chairman, stated, "Although our sales are up from the prior period, the volume and mix of sales has made it very difficult for ETC to generate profits. The high cost of developing new technology and applications in our ATS business, the difficult and costly logistics of environmental projects in China, and the requirement to enhance our objects and interactivity in our virtual reality software-based simulation products are all factors that have placed pressure on our operating results.

         "Economic conditions in both the domestic and international aeromedical and flight training markets continue to be depressed. Although our quote log and proposal effort has remained strong and we are currently in negotiations for two major international contracts, signing the projects has remained a very difficult task. However, there were some bright spots in the current quarter. Our environmental business continued to be strong, especially domestically where we have been successful in expanding our automotive testing chamber projects. In the past year we opened a sales office in Detroit and significantly strengthened our sales and installation staff for this group. In the entertainment field, we have booked almost $1.9 million in orders this fiscal year and expect a strong flow in the near term.

         "It is difficult to underestimate the continuing worldwide effects of the September 11, 2001 disaster on our aeromedical and pilot training business. In addition to ongoing budget constraints and other global economic factors, we now have to contend with anti-Western sentiment which has been used very effectively by our competition.

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         "Another difficulty which has impacted our ability to book new work has been the negative effect on our reputation in the aeromedical field stemming from a recent international centrifuge project which was resolved earlier this year. Recent newspaper articles have misstated the facts surrounding the project and its technology and the aeromedical field is a tight-knit group who share information on projects throughout the world.

         "We have taken a series of steps in reaction to world conditions. We have instituted staffing and operating cost cutbacks while strengthening our sales force. We have increased our volume in our environmental and entertainment businesses and in our Polish subsidiary. We have aggressively reviewed all new proposals with an eye to closely evaluating all risk factors and adjusted our pricing accordingly. And we have instituted strict spending controls on all outside attorney invoicing to ensure a tight focus on the important elements of ongoing litigation.

         "Next to our people, ETC's main asset continues to be our intellectual property. This includes proprietary technologies, processes, manufacturing techniques and software. Intellectual property rights is one of the major issues in the current Disney litigation. While the current cost of staying ahead of the technology curve is high, this strategy will ensure that ETC remains in its unique position in our core business."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 27, 2004.

Contact: Duane D. Deaner, CFO  TEL: 215-355-9100  (ext. 1203)  FAX: 215-357-4000
                ETC - INTERNET HOME PAGE:  http://www.etcusa.com
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